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News Release
Contact: Christina Hastings
Christina.Hastings@zovio.com
866.475.0317 x11827

Zovio Announces Letter of Intent with Ashford University Nonprofit Entity to
Convert and Separate Ashford from Zovio
Zovio to host conference call to discuss the conversion and updated 2020 guidance on
January 7, 2020 at 8:30 AM ET

CHANDLER, AZ (January 6, 2020) - Zovio (Nasdaq: ZVO), an education technology services company that partners with higher education institutions and employers to deliver educational programming and benefits, today announced that on December 30, 2019, we entered into a non-binding Letter of Intent (the “LOI”) with the Ashford University nonprofit entity (“AU NFP”).

“Today we announced a critical step in executing the conversion of Ashford to a nonprofit entity. We believe the conversion and separation of Ashford University is clearly in the best interests of Ashford’s students, faculty, staff and alumni to return to the historical nonprofit status the institution held in 2005, while at the same time, allowing Zovio to pursue diversified growth providing technology and services to other institutions, corporations and learners,” commented Andrew Clark, Founder, President and CEO of Zovio.

As previously disclosed, the Company has been planning a change of ownership and conversion of Ashford (the “Conversion Transaction”) which would ultimately result in Ashford being owned and operated by AU NFP, a nonprofit California public benefit corporation that was formed for the purpose of the Conversion Transaction and is independent of the Company. The Company and the trustees of Ashford and AU NFP have taken steps, including Ashford’s formation of a special independent negotiating committee, to protect Ashford’s and AU NFP’s independence in considering the Conversion Transaction in order to enable Ashford and AU NFP to act in the best interests of Ashford and its students.

The LOI contemplates that the Company, Ashford and AU NFP would enter into an agreement and plan of conversion pursuant to which the Company, in exchange for $1.00 and entry into a services agreement would cause Ashford to separate from the Company through a series of conversion and merger transactions ultimately resulting in Ashford, inclusive of all of the operations and assets constituting Ashford, being independently owned and operated by AU NFP. The parties also contemplate entering into a transition services agreement, pursuant to which the Company would provide identified services to AU NFP for a period of time.

Conference Call and Webcast
Zovio Inc will host a conference call tomorrow at 8:30 a.m. (Eastern Time)/ 5:30 a.m. (Pacific Time) to discuss the Letter of Intent and updated 2020 guidance. A presentation will be available prior to the call on the Company’s website at http://ir.zovio.com. Call participants should dial (877) 395-6119 in the United States or (647) 689-5537 internationally and request the Zovio call. The access code for all callers is 9196968. A live broadcast of the call will also be available on the Company’s website at http://ir.zovio.com.

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. Zovio leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio’s purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

Forward-Looking Statements
This news release may contain forward-looking statements which are not statements of historical fact and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding management's intentions, hopes, beliefs or expectations, and statements regarding the

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Company's outlook for 2020 and beyond. These forward-looking statements are based on current information and expectations and are subject to various risks and uncertainties. The Company's actual performance or results may differ materially from those expressed in or suggested by such statements due to various factors, including without limitation: our ability to close on the transaction contemplated in the LOI described above, successfully transition to being an education technology services company, and the success of our strategies with respect to student initiatives.

Additional information on factors that could cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements is included from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 12, 2019, the Company's quarterly reports on Form 10-Q and the Company's current reports on Form 8-K which are available at www.zovio.com. You should not place undue reliance on any forward-looking statements. Forward-looking statements are made on the basis of management's good faith beliefs, expectations and assumptions regarding future events based on information available at the time such statements are made. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update or revise any forward-looking statements to reflect actual results or any changes in assumptions, expectations or other factors affecting such forward-looking statements, except to the extent required by applicable securities laws.